Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT PLACES $3.3 BILLION ORDER FOR NEW AIRBUS AIRCRAFT
Expands Fleet with 25 A320s and Seven A350XWBs

        NEW YORK and PARIS – June 20, 2007 — CIT Group Inc. (NYSE: CIT), a leading global provider of commercial and consumer finance solutions, today announced from the 47th International Paris Air Show that it has signed contracts worth $3.3 Billion at list prices for 32 new Airbus aircraft, expanding its order book to 169 Airbus aircraft. The orders, made on behalf of CIT Aerospace, a unit of CIT, include 25 A320 Family Aircraft with options and seven A350XWBs. Five of the A350XWBs replace A350 aircraft previously ordered by CIT Aerospace.

        “There is continued high market demand for the A320 Family,” said C. Jeffrey Knittel, President CIT Transportation Finance. “Adding these 25 aircraft to our fleet further expands our product offering, enabling us to meet the needs of our customers. Additionally, the A350XWB will offer our customers attractive operating economics in this high growth segment.”

        CIT Aerospace owns or finances a fleet of more than 300 aircraft.

        “Leasing companies such as CIT have the vision to look far into the future. With the signature of today’s contract, CIT underlines its endorsement to the success of the A350XWB program,” said John Leahy, Airbus Chief Operating Officer Customers. “CIT’s repeat order also highlights the continuing strong demand for our best-selling A320 Family – still the benchmark in single-aisle aircraft innovation.”

        The A350 XWB (extra wide-body) is Airbus’ response to market demand for a medium capacity long range wide-body family. The A350 XWB has the widest fuselage in its category, offering increased levels of comfort in this market segment. It will also offer the lowest operating costs and lowest seat mile cost of any aircraft in that category. The Family is designed to confront the challenges of high fuel prices, rising passenger expectations, and environmental concerns in that market segment.

        The A320 Family, which also includes A318, the A319 and the A321, is recognized as the benchmark in the single-aisle aircraft market. So far over 5,070 A320 Family Aircraft have been ordered, making it the best selling single-aisle aircraft ever.

        Airbus is an EADS Company.

About CIT Aerospace

CIT Aerospace provides financing solutions to a broad spectrum of the global aerospace value chain ranging from operators of commercial and business aircraft to manufacturers and suppliers in the aerospace and defense industries as well as financial institutions.

About CIT

CIT Group Inc. (NYSE: CIT), a leading global commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $80 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has approximately 7,500 employees in locations throughout North America, Europe, Latin America and Asia Pacific. www.cit.com

MEDIA CONTACTS:

CIT – Paris
Abby Cohn
CIT Aerospace
abby.cohn@cit.com
(347) 751-2109

CIT – New York
C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@cit.com

Steve Klimas
Investor Relations
973-535-3769

Airbus
Ann de Crozals
Regional Press Manager
Communications GDCM
+33 (0) 6 19 65 70 73
ann.de-crozals@airbus.com